Exhibit 35.1

Statement of Compliance of The Bank of New York Mellon, as Trustee

I, James Hall, Vice President of The Bank of New York Mellon, a New York corporation (the "Trustee"), states:

(a)
A review of the Trustee's activities for the period of January 1, 2016 through December 31, 2016 (the "Reporting Period") and of the Trustee's performance under the Trust Agreement dated June 11, 2012 between Fixed Income Client Solutions LLC as depositor (the "Depositor") and the Trustee, as the trustee and securities intermediary, in each case amended by a series supplement between the Depositor and the Trustee (as amended in each such case, the "Trust agreement"), has been made under my supervision.

(b)
To the best of my knowledge and based on such review, the Trustee has fulfilled all of its obligations under the Trust Agreement in all material respects throughout the Reporting Period for Fixed Income Trust for Prudential Financial, Inc. Notes, Series 2012·1.

The Bank of New York Mellon, as Trustee

Date: March 13, 2017	/s/ James Hall
James Hall
Vice President